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                                                                 Exhibit (a)(11)

Navigant Consulting Announces Two Concurrent Tender
Offers to Employees

Monday October 7, 5:48 pm ET

CHICAGO, Oct. 7 /PRNewswire-FirstCall/ -- Navigant Consulting, Inc. (NYSE: NCI -
News) today announced that on October 5, two concurrent Tender Offers were extended by the Company to employees. These Tender Offers will reduce the open-ended effects of variable accounting, thereby enhancing the transparency of the Company's financial performance, and will provide the Company additional flexibility under the Long-Term Incentive Plan (LTIP). The Tender Offers are voluntary, and no Executive Officers or members of the Board are eligible to participate. The Company retained the compensation consulting firm Watson Wyatt Worldwide to assist with the plan design and the development of value-neutral exchange ratios.

As of September 30, the Company's LTIP authority approximated 10.7 million shares, of which 8.2 million shares were granted and outstanding, and 2.5 million shares were available for grants. Of the 8.2 million outstanding shares,
1.35 million are subject to variable accounting, which has added significant volatility to the Company's quarterly financial performance.

The primary Tender Offer provides for the exchange of the variable accounted
1.35 million options, for approximately 970,000 restricted shares. These 1.35 million options currently require the Company to record non-cash compensation expense based on the difference between the grant price and the market price at the end of the period. The exchange of these shares allows for more predictability, as in prior periods the Company has recognized material swings in its non-cash compensation expense as a result of the variable option expenses.

The second offer allows the Company to buy back 143,000 options with grant prices significantly above current market prices. This offer will provide the Company additional flexibility under the LTIP. The total financial impact, based on full acceptance, would approximate $180,000.

"The cumulative effect of these offers is increased transparency of the performance of the Company, while reducing earnings volatility," stated William
M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. "These offers will also assist the Company's employee retention effort by encouraging more employee ownership and creating greater alignment between employees and shareholders."

The description of the employee option exchange and purchase contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Navigant Consulting, Inc. Navigant Consulting, Inc. has filed a tender offer statement with respect to the offers. The tender offer statement (including an offer to exchange, an offer to purchase, related election forms and other documents) contains important information that should be read carefully before any decision is made with respect to the offer.

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI - News) is a specialized independent management consulting firm providing litigation, financial, restructuring and energy consulting services to government agencies, legal counsel and large companies facing uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations.

"Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc.

Statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important

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factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenues and financial estimates, significant client assignments, recruiting and new business solicitation efforts, judicial proceedings, regulatory changes and general economic conditions.